EXHIBIT 99.1

Predictive Oncology Reports Third Quarter 2023 Financial Results and Provides Business Update

Company to host investor call and webcast today, November 14th, at 8:30am EDT

PITTSBURGH, Nov. 14, 2023 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, CLIA laboratory and GMP facility, to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the three and nine months ended September 30, 2023, and provided a corporate update. The company reported a net loss of $3.2 million on total net revenue of $0.7 million for the third quarter 2023.

Q3 2023 and Recent Highlights:

  Successfully delivered actionable results of first campaign with Cancer Research Horizons (CRH) in which Predictive Oncology predicted, with a high degree of accuracy, which cancer types and patient populations are most likely to respond to CRH’s pre-clinical glutaminase inhibitors, informing future clinical development pathways.
  Announced successful completion of a molecular characterization study in collaboration with UPMC Magee-Womens Hospital. The study identified the key molecular features that drive overall survival in ovarian cancer by employing multi-omic machine learning models that may support tailoring of therapies to individual patients to positively affect overall survival.
  Reported a 22% reduction in net loss in the third quarter of 2023 versus the third quarter of 2022, driven by lower General and Administrative expenses.

“We recently achieved a key milestone with the delivery of successful results from our first campaign with Cancer Research Horizons, a subsidiary of the largest independent funder of cancer research in the world,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “In this ground-breaking and validating work, we leveraged our PEDAL platform and capabilities to evaluate their pre-clinical glutaminase inhibitors to predict, with a high degree of accuracy, which cancer types and patient populations are most likely to respond to these compounds, providing actionable information that can inform future clinical development pathways. The results from this initial PEDAL campaign further create value by validating the data package for these assets, making them ideal candidates for potential out-licensing.”

“We were also very pleased to announce, just a few days ago, the completion of a molecular characterization study in collaboration with UPMC Magee-Womens Hospital in Pittsburgh to identify the key molecular features that drive overall survival in ovarian cancer. In addition to demonstrating the versatility of our technology, we believe these findings will ultimately contribute to the development of personalized therapies that extend the overall survival of ovarian cancer patients.

“I am pleased with our progress to date and believe we have created a solid foundation on which to drive future growth,” Mr. Vennare concluded.

Q3 2023 Financial Summary:

  Concluded the third quarter of 2023 with $11.9 million in cash and cash equivalents, compared to $22.1 million as of December 31, 2022, and $11.7 million in Stockholder’s Equity, compared to $21.8 million as of December 31, 2022.
  Loss per common share for Q3 2023 was $0.78, as compared to $1.04 for the third quarter of 2022.

Q3 2023 Financial results

  Predictive Oncology recorded revenue of $715,056 in the third quarter of 2023, compared to $455,827 for the comparable period in 2022. The increase in revenues related primarily to higher sales of 3-D models in the current year.
  Gross profit margin increased to 85% during the three months ended September 30, 2023 as compared to 76% in the comparable period in 2022 due to sales mix and higher margins on contracted services.
  G&A expenses decreased by $704,344 to $2,583,574 for the three months ended September 30, 2023, compared to $3,287,918 for the same period in 2022. The decrease was primarily due to lower severance to former employees as well as decreased depreciation and amortization expenses due to fully depreciated assets and prior period impairments.
  Operations expense decreased by $14,551 to $842,579 for the three months ended September 30, 2023 compared to $857,130 for the comparable period in 2022. The decrease was primarily due to decreased consultant fees and decreased spending on tools, calibration, and testing in the Eagan, MN facility.
  Sales and marketing expenses were roughly flat at $336,043 for the three months ended September 30, 2023, compared to $333,377 for the same period in 2022.
  Net cash used in operating activities was $10,107,030 and $9,135,812 for the nine months ended September 30, 2023 and September 30, 2022, respectively. Cash used in operating activities increased in the 2023 period primarily due to an increase in operating expenses and changes in working capital.

Conference call and webcast details:

Predictive Oncology management will host an investor conference call and webcast today, November 14th, at 8:30am EDT.

To participate in the call, investors and analysts should dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and reference conference ID 13741390.

To access the Call Me™ feature, which eliminates the need to wait for a call operator, please click here.

The live webcast of the call can be accessed here.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$11,915,048	$22,071,523
Accounts receivable	544,756	331,196
Inventories	439,989	430,493
Prepaid expense and other assets	620,692	526,801
Total current assets	13,520,485	23,360,013

Property and equipment, net	1,392,681	1,833,255
Intangibles, net	259,320	253,865
Lease right-of-use assets	2,870,286	211,893
Other long-term assets	124,096	75,618
Total assets	$18,166,868	$25,734,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,168,226	$943,452
Note payable	260,220	-
Accrued expenses and other liabilities	1,810,838	2,229,075
Derivative liability	2,109	13,833
Contract liabilities	374,957	602,073
Lease liability	555,541	94,237
Total current liabilities	4,171,891	3,882,670

Lease liability – net of current portion	2,343,622	86,082
Total liabilities	6,515,513	3,968,752
Commitments and contingencies

Stockholders’ equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of September 30, 2023 and December 31, 2022	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 4,033,293 and 3,938,160 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	40,333	39,382
Additional paid-in capital	175,896,766	175,503,634
Accumulated deficit	(164,286,536)	(153,777,916)
Total stockholders’ equity	11,651,355	21,765,892

Total liabilities and stockholders’ equity	$18,166,868	$25,734,644

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$715,056	$455,827	$1,445,061	$1,141,986
Cost of goods sold	106,940	108,151	386,840	351,669
Gross margin	608,116	347,676	1,058,221	790,317

General and administrative expense	2,583,574	3,287,918	7,624,085	8,063,265
Operations expense	842,579	857,130	2,714,139	2,657,314
Sales and marketing expense	336,043	333,377	1,135,383	908,867
Loss on impairment of goodwill	-	-	-	7,231,093
Loss on impairment of property and equipment	-	-	162,905	-
Total operating loss	(3,154,080)	(4,130,749)	(10,578,291)	(18,070,222)
Other income	47,838	63,047	118,618	146,524
Other expense	(60,671)	(2,001)	(60,671)	(5,207)
Gain on derivative instruments	3,463	10,219	11,724	107,381
Net loss	$(3,163,450)	$(4,059,484)	$(10,508,620)	$(17,821,524)

Net loss per common share – basic and diluted	$(0.78)	$(1.04)	$(2.63)	$(4.95)

Weighted average shares used in computation – basic and diluted	4,031,356	3,919,203	3,998,887	3,602,515